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                                                                      EXHIBIT 99


                            [LIBBEY INC.LETTERHEAD]

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N     E     W     S          R     E     L     E     A     S     E


AT THE COMPANY:                        AT THE FINANCIAL RELATIONS BOARD:
---------------                        ---------------------------------

KENNETH WILKES      KENNETH BOERGER    SUZY LYNDE
VP/CFO              VP/TREASURER       ANALYST INQUIRIES
(419) 325-2490      (419) 325-2279     (312) 640-6772


FOR IMMEDIATE RELEASE
MONDAY, JULY 23, 2001

            LIBBEY ANNOUNCES REQUEST BY FEDERAL TRADE COMMISSION FOR
                             ADDITIONAL INFORMATION

   TARGETS CLOSING ON THE ANCHOR HOCKING ACQUISITION DURING THE FOURTH QUARTER


TOLEDO, OHIO, JULY 23, 2001---LIBBEY INC. (NYSE: LBY) announced today that the Federal Trade Commission has requested additional information regarding Libbey's proposed acquisition of the Anchor Hocking glassware operations of Newell Rubbermaid Inc. This request will extend the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act. Libbey intends to respond to the request as quickly as practicable, and anticipates closing the transaction in the fourth quarter of this year.

On June 18, 2001, Libbey announced a definitive agreement to acquire the Anchor Hocking glassware operations of Newell Rubbermaid. The transaction valued at $332 million is to be paid in cash.


The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time, and are indicated by words or phrases such as "goal," "expects, "believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of


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Libbey, Inc.
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high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's glassware sales from its production realignment efforts and re-engineering programs, or within the intended time periods; inability to achieve targeted manufacturing efficiencies at Syracuse China and cost synergies between World Tableware and the company's other operations; significant increases in interest rates that increase the company's borrowing costs and per-unit increases in the costs for natural gas, electricity, corrugated packaging, and other purchased materials; protracted work stoppages related to collective bargaining agreements; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States: major slowdowns in the retail, travel or entertainment industries in the United States, Canada and Mexico; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

In addition, there are factors that could cause the expected results of the acquisition of Anchor Hocking to differ materially from those anticipated by these statements. These include the successful and timely outcome of regulatory reviews, satisfactory operation of the Anchor Hocking business prior to closing and the successful transition of the Anchor Hocking business, including achieving cost savings initiatives.

Libbey Inc.:
- is a leading producer of glass tableware in North America;
- is a leading producer of tabletop products for the foodservice industry;
- exports to more than 80 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, and Ohio. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items, principally for foodservice establishments in the United States. In 2000, its net sales totaled $441.8 million.


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